Exhibit 99.1

CONSENT OF SANDLER O’ NEILL + PARTNERS, L.P.

We hereby consent to the inclusion of our opinion letter, dated July 8, 2013, to the board of trust managers of PMC Commercial Trust (the “Company”) as Annex E to the Proxy Statement/Prospectus relating to the proposed Merger (as defined in the Proxy Statement/Prospectus) to which the Company, CIM Urban REIT, LLC, and certain of their respective subsidiaries are parties, all as contained in the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, and to the references to our firm and such opinion and letter in such Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Sandler O’Neill + Partners, L.P.

New York, New York

August 30, 2013